 Confidential Project Premise Presentation to the Board of Directors October 15, 2013

Disclaimer The following pages contain material provided Premise (“the to “Company”) the Board Oberon Securities, in connection with a proposed transaction involving Premise.LLC (“Oberon”) These materials were prepared on a confidential basis in connection with an oral presentation to the Board and not with a view toward complying with the disclosure standards under state or federal securities laws. These materials are solely for use of the Board and may not be used for any other purpose without Oberon’s written consent The information contained in this presentation was based solely on publicly available information or information furnished to Oberon. Oberon has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects, and Oberon makes no representation or warranty in respect of the accuracy, completeness or fair presentation of such information. Oberon does not undertake any obligation to update or otherwise revise the following materials. These materials may not be disclosed to any third party, except as required in any filing with the Securities and Exchange Commission; provided that such disclosure must meet with Oberon's reasonable approval. Oberon does not provide accounting, tax, legal or regulatory advice. In addition, Oberon and the Company mutually agree that, subject to applicable law, the Company (and its employees, representatives and other agents) may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, and all materials of any kind (including tax opinions an other tax analyses) related thereto, without Oberon imposing any limitation of any kind. Project Premise - CONFIDENTIAL 2

Table of Contents I. Transaction Overview II. Valuation Analysis III. Appendix Project Premise - CONFIDENTIAL 3

Transaction Overview Project Premise - CONFIDENTIAL 4

Summary of Proposed Transaction Transaction Structure ▪ Merger of Premise with and into a wholly-owned subsidiary (“Purchaser”) of Purchase Price ▪ $2.00 per share, which implies an equity value of approximately $90 million and enterprise value of approximately $156 million Assumption of Debt ▪ Purchaser to assume or repay all outstanding debt of Premise Consideration ▪ 100% Cash (with the exception of the Rollover Shareholder) Rollover Shareholder ▪ Mr. Nissenson to exchange approximately 1.4 million of his Premise shares (30% of the value of his shares and options in Premise) for shares in Purchaser and receive cash for the remaining 70% value of his shares & options Voting Agreement ▪ Mr. Nissenson agrees to vote in favor of the transaction (approximately 4.1 million shares)

Closing Conditions ▪ Shareholder approval of Premise

▪ Accuracy of the other and warrantiesparty’s representations

▪ Compliance by the other party of all covenants and agreements under the agreement ▪ FCC & state regulatory consents, HSR clearance and other regulatory approvals ▪ No material adverse change ▪ Outside date: 6 months after signing the merger agreement

Solicitation ▪ For a period of 25 days from signing of the -Shop Period”), Premise merger agreement alternative proposals for a takeover (thereafter, the company may not solicit alternative proposals however the board of Premise may exercise its fiduciary duty by considering any alternative proposals it may receive).

Any indications of interest received during the Go-Shop Period shall be referred to as Go-Shop Parties Termination Fee ▪ 4.5% of aggregate merger consideration if (i) the Company withdraws its recommendation in favor of the transaction or enters into an acquisition agreement with a third party (provided that the fee shall be 2.5% of aggregate merger consideration if the reason for the change in the Company's recommendation is a proposal by a Go-Shop Party or the party with whom the Company enters into an acquisition agreement is a Go-Shop Party), (ii) the Company breaches its obligations under the go-shop provisions or (iii) following certain termination events the Company enters into an acquisition agreement within 9 months. A reverse termination fee of 6.75% of aggregate merger consideration is payable if T3 breaches the merger agreement or fails to close the merger

Project Premise - CONFIDENTIAL 5

DRAFT

Background of Proposed Transaction

Tower Three ("T3") is an operationally oriented private equity firm based in Greenwich, CT, investing in U.S. – based middle market companies.

March 7	▪ Mike Nold, newly appointed Managing Director at T3, comes to NYC to introduce T3 to Adam Breslawsky at Oberon (Mr. Nold previously worked at the Gores Group, which through Oberon had previous discussions with Premise in 2010 regarding their portfolio company First Communications)
March 14	▪ Introductory call with Oberon, T3 and Guy Nissenson, Chairman & CEO of Premise
April 23	▪ NDA between Premise and T3 executed
April 24	▪ Nold, Nissenson & Breslawsky meet in Dallas for two days of initial face to face meetings ▪ Upon conclusion of trip, Nold expresses interest to Breslawsky but suggests that valuation is challenging without additional growth initiatives ▪ Diligence materials including financial forecast are forwarded to T3
May 29	▪ Nissenson, Tal Sheynfeld (VP of Strategic Development at Premise) and Breslawsky meet with Nold and colleagues at T3 offices in Greenwich, CT ▪ Interest renewed due to potential actionable consolidation opportunities

August 2	▪ Letter of Intent sent from Nold to Breslawsky
	    ▪ $2.00 per share purchase price
	    ▪ Requested 30 day exclusivity
	    ▪ Retained Weil, Gotshal & Manges as their legal counsel
	▪ Cover note to email asks to "schedule an M&A pipeline discussion very soon as this is one of the key tenets of the strategy."
	    ▪ Reinforces notion that valuation target realized through additional growth initiatives

August 14	▪ Nissenson, Sheynfeld, T3 and Oberon have all day meeting and dinner at T3 offices in Greenwich, CT ▪ Update on organic growth; also detailed presentation on additional non-organic growth initiatives (11 M&A targets & an additional RUS application)
August 19	▪ Nold calls Breslawsky to push forward with LOI signing (subsequently signed on August 22) ▪ Sends diligence schedule and documentation request list ▪ Outlines accelerated timetable to signing of definitive agreement

Project Premise - CONFIDENTIAL

6

OBERON SECURITIES

Premise: Projected Revenue Contribution

($ in thousands)

Non-Fiber vs. Fiber Revenue

$80,000 $70,000 $60,000 $50,000 $40,000 $30,000 $20,000 $10,000

$0

2011 2012 2013E 2014P 2015P 2016P 2017P 2018P

Non-Fiber Fiber

2011 2012 2013E 2014P 2015P 2016P 2017P 2018P

Non-Fiber $44,635 $41,651 $36,922 $32,685 $29,965 $27,797 $25,869 $23,880 Fiber 13,023 18,220 23,610 32,068 40,043 45,277 47,701 48,899 Total Revenue $57,658 $59,870 $60,533 $64,753 $70,008 $73,074 $73,571 $72,780

Source: Premise management financial forecast.

Project Premise - CONFIDENTIAL 7

Premise Historical and Projected Financial Performance

DRAFT

($ in thousands)	Actual			Projected FYE December 31,					
	FYE December 31,		LTM						
	2011	2012	6/30/2013	2013	2014	2015	2016	2017	2018
Income Statement									
Fiber revenue	$13,023	$18,220	20,633	$23,610	$32,068	$40,043	$45,277	$47,701	$48,899
Non fiber revenue	44,635	41,651	39,352	36,922	32,685	29,965	27,797	25,869	23,880
Total revenue	57,658	59,870	59,985	60,533	64,753	70,008	73,074	73,571	72,780
Cost of goods sold [1]	28,026	27,490	26,918	26,135	25,433	25,743	25,572	25,145	24,514
Gross Profit	29,632	32,381	33,066	34,397	39,320	44,265	47,502	48,426	48,266
Operating expenses [1]	21,040	20,802	21,617	21,720	21,379	22,388	23,339	23,345	23,344
Operating income	8,592	11,579	11,450	12,677	17,941	21,877	24,163	25,081	24,922
Stock based compensation	400	283	377	411	477	477	477	477	477
One time charges [2]	0	0	1,548	1,548	0	0	0	0	0
EBITDA	8,992	11,862	13,374	14,636	18,418	22,354	24,640	25,558	25,399
Planned cost savings [3]	0	0	0	64	1,077	1,484	1,484	1,484	1,484
Adjusted EBITDA	8,992	11,862	13,374	14,700	19,494	23,839	26,124	27,042	26,884
Revenue Growth									
Fiber		*39.9%*	*NM*	*29.6%*	*35.8%*	*24.9%*	*13.1%*	*5.4%*	*2.5%*
Non fiber		*-6.7%*	*NM*	*-11.4%*	*-11.5%*	*-8.3%*	*-7.2%*	*-6.9%*	*-7.7%*
Total		*3.8%*	*NM*	*1.1%*	*7.0%*	*8.1%*	*4.4%*	*0.7%*	*-1.1%*
% of Revenue									
Fiber	*22.6%*	*30.4%*	*34.4%*	*39.0%*	*49.5%*	*57.2%*	*62.0%*	*64.8%*	*67.2%*
Non fiber	*77.4%*	*69.6%*	*65.6%*	*61.0%*	*50.5%*	*42.8%*	*38.0%*	*35.2%*	*32.8%*
Total	*100.0%*	*100.0%*	*100.0%*	*100.0%*	*100.0%*	*100.0%*	*100.0%*	*100.0%*	*100.0%*
Gross profit	*51.4%*	*54.1%*	*55.1%*	*56.8%*	*60.7%*	*63.2%*	*65.0%*	*65.8%*	*66.3%*
Opeating expenses as a % of revenue	*36.5%*	*34.7%*	*36.0%*	*35.9%*	*33.0%*	*32.0%*	*31.9%*	*31.7%*	*32.1%*
EBITDA margin	*15.6%*	*19.8%*	*22.3%*	*24.2%*	*28.4%*	*31.9%*	*33.7%*	*34.7%*	*34.9%*
Adjusted EBITDA margin	*15.6%*	*19.8%*	*22.3%*	*24.3%*	*30.1%*	*34.1%*	*35.8%*	*36.8%*	*36.9%*
Other Financial Data									
Cash		$3,909	$9,937	$5,305	$5,010	$10,055	$21,254	$19,018	$30,309
Debt		63,757	75,885	72,016	68,538	62,547	59,361	45,179	42,126
Capital expenditures		20,413	24,703	16,612	10,543	7,687	5,051	4,359	2,637

Source: Capital IQ, public filings and Premise management.

(1) Excludes depreciation and amortization.

(2) Includes a write-off of $519,435 of assets acquired in various acquisitions and significantly higher than usual bad debt expense of $1.0 million.

(3) Includes reduction in payroll, IT, transport and headquarters related costs.

Project Premise - CONFIDENTIAL

8

OBERON SECURITIES

Implied Transaction Metrics ($ in thousands, except per share data) Market Data Transaction Metrics Closing share price (as of 10/14/13) $1.60 Transaction price per share $2.00 Premium to closing share price 25.0% 30-day volume weighted average price (1) $1.59 Premium to 30-day volume weighted average price (1) 25.8% 90-day volume weighted average price (1) 1.63 Premium to 90-day volume weighted average price (1) 22.7% 1-year volume weighted average price (1) 1.22 Premium to 1-year volume weighted average price (1) 63.9% 52-week high (7/25/13) 1.80 Premium to 52-week high (7/25/13) 11.1% 52-week low (11/19/12) 0.83 Premium to 52-week low (11/19/12) 141.0% Fully diluted shares outstanding (2) 43,959 Fully diluted shares outstanding (3) 45,116 Implied equity market value $70,334 Implied equity market value $90,233 Plus: Debt (as of 6/30/13) 75,885 Plus: Debt (as of 6/30/13) 75,885 Less: Cash (as of 6/30/13) (9,937) Less: Cash (as of 6/30/13) (9,937) Total implied enterprise value $136,283 Total implied enterprise value $156,181 Implied Implied Implied Market Multiples Statistic Implied Transaction Multiples Multiple Multiple Total Enterprise Value / LTM Adjusted EBITDA $13,374 10.2x Total Enterprise Value / LTM Adjusted EBITDA 11.7x Total Enterprise Value / 2013 Adjusted EBITDA 14,700 9.3x Total Enterprise Value / 2013 Adjusted EBITDA 10.6x Source: Capital IQ, public filings and Premise management. (1) Volume weighted average price (VWAP) is calculated by adding the product of the closing share price and the ending volume of shares traded on each day over a defined period and dividing such sum by the total shares traded for such period. (2) Based on 43.959 million fully diluted shares, calculated using the treasury method with a share price of $1.60. (3) Based on 45.116 million fully diluted shares, calculated using the treasury method with a share price of $2.00. Project Premise - CONFIDENTIAL 9

Valuation Analysis Project Premise - CONFIDENTIAL 10

Valuation Analysis ▪Oberon reviewed certain publicly available financial statements and other financial statements of the Company that Oberon deemed relevant ▪Oberon reviewed certain internal business, operating and financial information and forecasts of the Company for fiscal years 2013 through 2018 (the “Forecasts”), furnished Company ▪Oberon reviewed information regarding publicly available financial terms of certain other business combinations Oberon deemed relevant ▪Oberon held discussions with members of the senior management of the Company to discuss the foregoing ▪Oberon examined the financial position and operating results of the Company and the market prices and trading history of its stock compared with those of certain other publicly traded companies Oberon deemed relevant (as reported by reliable information sources) ▪Oberon considered other matters which it has deemed relevant to our inquiry and has taken into account such accepted financial and other relevant analytical analyses and considerations as deemed relevant ▪Oberon relied, without independent verification but with the completeness and fair presentation of all the information examined by or otherwise reviewed or discussed with us for purposes of the opinion including, without limitation, the Forecasts provided by senior management Project Premise - CONFIDENTIAL 11

Valuation Methodologies Methodology Analysis Performed ▪ Illustrates the trading history of the ▪ Oberon reviewed the trading history of the Stock Price Trading Company’s shares and compares Company’s shares over periods it to History selected indexes and the proposed past six months through the last five years transaction stock price ▪ Values a company by reference to ▪ Oberon reviewed 19 public companies in two selected publicly-traded companies with sectors of the telecom services industry with Comparable Public similar products, similar operating and enterprise values of $76 million - $161 billion Company Analysis financial characteristics and servicing similar markets ▪ Values a company relative to selected ▪ Oberon reviewed 21 transactions announced Comparable Precedent recent precedent M&A transactions since April 2010 involving fiber and non-fiber Transaction Analysis involving similar businesses companies in the US ▪ Values a company as the sum of its ▪ Based on management’s for a 5-year unlevered (before financing costs) free period through fiscal year 2018 cash flows over a forecast period and the ▪ Assumes that $23 million of NOLs as of 6/30/13 Discounted Cash Flow company’s terminal or residual value at will be fully utilized by the end of 2016 (“DCF”) Analysis the end of the forecast period ▪ In calculating the terminal free cash flow, the unlevered free cash flow was adjusted for certain cost savings Note: Oberon did not attribute any particular weight to any analysis, methodology or factor considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor; accordingly, Oberon analyses must be considered as a whole. Considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process undertaken by Oberon. Project Premise - CONFIDENTIAL 12

Valuation Reference Range Summary Methodology Implied Premise Equity Value per Share Relevant Metrics Closing Price Transaction Price $1.60/share $2.00/share as of 10/14/13 $0.83 $1.80 Historical Trading Range(1) LTM and 2-yr stock trading periods $0.02(2) $0.91 ITS(3) 5.0x-7.7x LTM EBITDA of $13.4mm Comparable Public Companies Trading Analysis $0.81 $1.89 Fiber and Cable 7.4x-10.8x LTM EBITDA of $13.4mm $0.14(4) $0.67 ITS 5.4x-7.2x LTM EBITDA of $13.4mm Precedent Transactions Analysis(4) $0.16 $1.96 Fiber and Cable 5.5x-11.6x LTM EBITDA of $13.4mm $1.62 $2.60 Discounted Cash 5.0x-9.0x 2018 EBITDA and discount Flow Analysis(5),(6) rates of 9.0%-13.0% $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 Source: Capital IQ. (1) Based on 41.464 million basic shares outstanding as of 10/14/13. (2) Adjusted minimum EBITDA multiple to third lowest result of 5.0x. Applying the minimum multiple of 3.9x would result in negative equity. (3) ITS Integrated Telecom Services including alternative carriers and CLEC. (4) Adjusted minimum EBITDA multiple to second lowest result of 5.4x. Applying the min. multiple of 4.7x would result in negative equity. (5) Based on 45.116 million fully diluted shares outstanding based on a $2.00 share price. (6) Based on Premise management forecast. Discount rate based on weighted average cost of capital of selected companies. See Appendix for details. Project Premise - CONFIDENTIAL 13

Stock Price Performance Last Twelve Months $2.25 Transaction Price $ 2.00 $2.00 $1.75 $ 1.63 $ 1.60 $1.50 $ 1.59 $1.25 $ 1.22 $1.00 $0.75 Premise Share Price Performance % Premium of Transaction Date Share Price Consideration $0.50 Closing Share Price 10/14/2013 $1.60 25.0% 30-Day VWAP1 $1.59 25.6% 90-Day VWAP1 $1.63 22.4% $0.25 1-Year VWAP1 $1.22 63.4% 52-Week High 7/25/2013 $1.80 11.1% 52-Week Low 11/19/2012 $0.83 141.0% Transaction Consideration $2.00 $0.00 Oct-12 Nov-12 Dec-12 Jan-13 Feb-13 Mar-13 Apr-13 May-13 Jun-13 Jul-13 Aug-13 Sep-13 Oct-13 Stock Price 30 Day VWAP 90 Day VWAP Transaction Price 1-Year VWAP Source: Capital IQ (1) Volume weighted average price (VWAP) is calculated by adding the product of the closing share price and the ending volume of shares traded on each day over a defined period and dividing such sum by the total shares traded for such period. Project Premise - CONFIDENTIAL 14

Stock Price Performance Last Five Years VWAP(1) % Premium 1 Year VWAP 1.22 63.4% 3 Year VWAP 0.98 103.3% $2.25 Transaction Price 5 Year VWAP 0.98 104.6% $2.00 $2.00 $1.75 $1.60 $1.50 $1.25 $1.22 $0.98 $1.00 $0.98 $0.75 $0.50 $0.25 (2) 10/27/11: Rights offering of 20.3 million shares of common stock to shareholders @ $0.30/share $0.00 Oct-08 Dec-08 Feb-09 Apr-09 Jun-09 Aug-09 Oct-09 Dec-09 Feb-10 Apr-10 Jun-10 Aug-10 Oct-10 Dec-10 Feb-11 Apr-11 Jun-11 Aug-11 Oct-11 Dec-11 Feb-12 Apr-12 Jun-12 Aug-12 Oct-12 Dec-12 Feb-13 Apr-13 Jun-13 Aug-13 Oct-13 Stock Price 3-Year VWAP 5-Year VWAP 1-Year VWAP Transaction Consideration Source: Capital IQ. (1) Volume weighted average price (VWAP) is calculated by adding the product of the closing share price and the ending volume of shares traded on each day over a defined period and dividing such sum by the total shares traded for such period. (2) October 27, 2011, Premise announced that it was raising $6 million in a rights offering consisting of the issuance of 20.268 million shares of its common stock at a purchase price of $0.30 per share to shareholders effective on 11/2/2011. Project Premise - CONFIDENTIAL 15

Relative Trading Performance Last Twelve Months 1-Year Indexed Stock Performance Relative to S&P 500 Index (^SPX) and NASDAQ Telecom Index (^IXTC) 70.00% 50.00% Premise 39.13% 30.00% ^IXTC 26.20% ^SPX 18.75% 10.00% -10.00% -30.00% -50.00% Source: Capital IQ. Note: Premise LTM as of 10/14/2013, S&P 500 LTM as of 10/14//2013, NASDAQ LTM as of 10/14/2013 Project Premise - CONFIDENTIAL 16

Relative Trading Performance Last Two Years 2-Year Indexed Stock Performance Relative to S&P 500 Index (^SPX) and NASDAQ Telecom Index (^IXTC) 400.00% 350.00% 300.00% Premise 278.25% 250.00% 200.00% 150.00% 100.00% 50.00% ^SPX 39.65% ^IXTC 22.15% 0.00% -50.00% (1) 10/27/11: Rights offering of 20.3mm shares of common stock to shareholders @ $0.30/share -100.00% Source: Capital IQ. (1) October 27, 2011, Premise announced that it was raising $6 million in a rights offering consisting of the issuance of 20.268 million shares of its common stock at a purchase price of $0.30 per share to shareholders effective on 11/2/2011. Project Premise - CONFIDENTIAL 17

Relative Trading Performance Last Five Years 5-Year Indexed Stock Performance Relative to S&P 500 Index (^SPX) and NASDAQ Telecom Index (^IXTC) ^SPX 71.36% 60.00% ^IXTC 44.55% 40.00% 20.00% 0.00% -20.00% Premise -23.81 -40.00% -60.00% -80.00% (1) 10/27/11: Rights offering of 20.3mm shares of common stock to shareholders @ $0.30/share -100.00% Source: Capital IQ. (1) October 27, 2011, Premise announced that it was raising $6 million in a rights offering consisting of the issuance of 20.268 million shares of its common stock at a purchase price of $0.30 per share to shareholders effective on 11/2/2011. Project Premise - CONFIDENTIAL 18

Recent Stock Trading Ranges Weighted Avg. Price/Share:$1.29 Weighted Avg. Price/Share:$1.34 Total Shares Traded (000s): 17,257 Total Shares Traded (000s): 13,813 Average Daily Volume (000s): 47 Average Daily Volume (000s): 76 LTM Trading Volume ($ per share) 6 Month Trading Volume ($ per share) Percentage of Shares Traded Percentage of Shares Traded 50.0% 50.0% 40.0% 40.0% 30.0% 30.0% 46.5% 46.4% 20.0% 20.0% 24.3% 23.6% 10.0% 21.3% 10.0% 17.1`% 8.7% 7.4% 4.7% 0.0% 0.0% $0.80 - $0.99 $1.00 - $1.19 $1.20 - $1.39 $1.40 - $1.59 $1.60 - $1.80 $1.00 - $1.19 $1.20 - $1.39 $1.40 - $1.59 $1.60 - $1.80 Volume Volume 819 8,035 4,185 1,273 2,915 6,408 3,261 1,199 2,915 (000s) (000s) Source: Capital IQ. Project Premise - CONFIDENTIAL 19

DRAFT

Comparable Public Company Analysis

- As illustrated previously, Premise is transitioning from a CLEC providing legacy telecom services towards a pure-play fiber based telecom service provider with triple play offering
- To capture this scope in business focus, we reviewed select universes of publicly traded companies including (i) Fiber and Cable and (ii) Integrated Telecom Services[1] as follows:

Fiber and Cable	Integrated Telecom Services	
Comcast Corporation	CenturyLink, Inc.	Fairpoint Communications, Inc.
Time Warner Cable Inc.	Windstream Holdings, Inc.	Shenandoah Telecommunications Co.
Charter Communications, Inc.	Frontier Communications Corporation	Alaska Communications Systems Group Inc.
Cablevision Systems Corporation	Telephone & Data Systems Inc.	Hickory Tech Corp.
TW Telecom Inc.	Cincinnati Bell Inc.	LICT Corporation
Lumos Networks Corp.	Consolidated Communications Holdings Inc.	New ULM Telecom Inc.
	General Communication Inc.	

- We have separated the two groups of comparable companies due to the differences in business model, service offering, cost structure and growth characteristics
- Although differences exist between the universe of comparable companies, the selected comparable companies share similar customer base
- Approximately two thirds of the company's LTM revenues were generated from non-fiber services

(1) Including CLEC and alternative carriers.

Project Premise - CONFIDENTIAL

20

OBERON SECURITIES

Comparable Public Company Analysis Comparable Fiber and Cable ($ in millions, except share data) Stock Price Enterprise Value / as of LTM LTM FYE 2013 Company 10/14/2013 EV(1) Revenue EBITDA Revenue EBITDA Revenue EBITDA Comcast Corporation $46.46 $164,022 $64,061 $20,744 2.6x 7.9x 2.5x 7.7x Time Warner Cable Inc. $114.68 $56,288 $21,873 $7,662 2.6x 7.3x 2.5x 7.1x Charter Communications, Inc. $137.19 $27,030 $7,682 $2,659 3.5x 10.2x 3.3x 9.4x Cablevision Systems Corporation $16.41 $14,136 $6,709 $1,725 2.1x 8.2x 2.3x 8.6x TW Telecom Inc. $30.83 $5,522 $1,518 $511 3.6x 10.8x 3.5x 10.0x Lumos Networks Corp. $19.45 $748 $210 $90 3.6x 8.3x 3.6x 7.7x Min $748 $210 $90 2.1x 7.3x 2.3x 7.1x Max $164,022 $64,061 $20,744 3.6x 10.8x 3.6x 10.0x Mean(2) $3,638 $1,039 $423 2.9x 8.6x 2.9x 8.3x Median $20,583 $7,196 $2,192 3.0x 8.2x 2.9x 8.1x Source: Capital IQ. (1) Enterprise value (EV) = Equity value - cash and cash equivalents + total book value of debt + preferred equity + non-controlling interests. (2) Harmonic mean. Project Premise - CONFIDENTIAL 21

DRAFT

Comparable Public Company Analysis

Comparable Integrated Telecom Services

($ in millions, except share data)

Company	Stock Price as of 10/14/2013	EV[1]	LTM Revenue	LTM EBITDA	Enterprise Value / LTM Revenue	Enterprise Value / LTM EBITDA	Enterprise Value / FYE 2013 Revenue	Enterprise Value / FYE 2013 EBITDA
CenturyLink, Inc.	$32.68	$40,001	$18,192	$7,560	2.2x	5.3x	2.2x	5.4x
Windstream Holdings, Inc.	$8.52	$13,998	$6,090	$2,259	2.3x	6.2x	2.3x	6.0x
Frontier Communications Corporation	$4.38	$11,989	$4,881	$2,266	2.5x	5.3x	2.5x	5.4x
Telephone & Data Systems Inc.	$29.15	$4,065	$5,253	$960	0.8x	4.2x	0.8x	4.5x
Cincinnati Bell Inc.	$2.75	$2,886	$1,381	$412	2.1x	7.0x	2.3x	7.4x
Consolidated Communications Holdings Inc.	$17.87	$1,945	$633	$251	3.1x	7.7x	3.2x	6.9x
General Communication Inc.	$9.34	$1,360	$738	$227	1.8x	6.0x	1.7x	5.2x
Fairpoint Communications, Inc.	$9.69	$1,150	$952	$181	1.2x	6.3x	1.2x	4.9x
Shenandoah Telecommunications Co.	$26.50	$795	$301	$119	2.6x	6.7x	2.5x	7.1x
Alaska Communications Systems Group Inc.	$2.51	$634	$381	$128	1.7x	5.0x	1.8x	5.9x
Hickory Tech Corp.	$11.40	$298	$188	$46	1.6x	6.4x	1.6x	NA
LICT Corporation	$2,480.00	$129	$95	$33	1.3x	3.9x	NA	NA
New ULM Telecom Inc.	$6.44	$76	$35	$13	2.2x	6.0x	NA	NA
	Min	$76	$35	$13	0.8x	3.9x	0.8x	4.5x
	Max	$40,001	$18,192	$7,560	3.1x	7.7x	3.2x	7.4x
	Mean[2]	$433	$234	$79	1.7x	5.6x	1.8x	5.7x
	Median	$1,360	$738	$227	2.1x	6.0x	2.2x	5.7x

Source: Capital IQ.
(1) Enterprise value (EV) = Equity value - cash and cash equivalents + total book value of debt + preferred equity + non-controlling interests.
(2) Harmonic mean.

Project Premise - CONFIDENTIAL

22

OBERON SECURITIES

Comparable Company Analysis Summary DRAFT Enterprise Value/LTM EBITDA Premise $1.60 Premise $2.00 Transaction Stock Price: 9.9x Price: 11.7x Median 6.0x Integrated Telecom Services 3.9x 7.7x Median 8.2x Fiber and Cable 7.3x 10.8x 2.0x 3.0x 4.0x 5.0x 6.0x 7.0x 8.0x 9.0x 10.0x 11.0x 12.0x Enterprise Value/FY2013 EBITDA Premise $2.00 Transaction Price: 10.6x Median 5.7x Integrated Telecom Services 4.5x 4.5x 7.4x FY2013 multiples not available for Premise due to lack of Wall Street Median 8.1x analyst forecast Fiber and Cable 7.1x 7.1x 10.0x 2.0x 3.0x 4.0x 5.0x 6.0x 7.0x 8.0x 9.0x 10.0x 11.0x 12.0x Note: Valuations reflect stock prices as of 10/14/13 and publicly available information. Project Premise - CONFIDENTIAL 23

DRAFT

Comparable Precedent Transaction Analysis

- As illustrated previously, the Company is transitioning from a CLEC providing legacy telecom services towards a pure-play fiber based telecom service provider with triple play offering
- To capture this scope in business focus, we reviewed the precedent transactions in select universes of publicly traded companies including (i) Fiber and Cable and (ii) Integrated Telecom Services[1] as follows:

Fiber and Cable	Integrated Telecom Services	
Baja Broadband	FairPoint Communications, Inc	Qwest Communications
Bresnan Broadband Holdings	SureWest Communications	
Cequel Communications	IdeaOne Telecom	
Knology, Inc.	Paetec Holding Corporation	
AboveNet, Inc.	Global Crossing	
360networks	XO Holdings, Inc.	
Alpheus Communications	One Communications	
Cobridge Communications, LLC	ITC DeltaCom Inc.	
Fibertech Networks, LLC	Cavalier Telephone	
Q-Comm Corporation	Mountaineer Telecommunications	

- We have separated the two groups of comparable companies due to the differences in business model, service offering, cost structure and growth characteristics
- Approximately two thirds of Premise's LTM revenues were generated from non-fiber services
- Although differences exist between the universe of comparable companies, the selected comparable companies share similar customer base

Project Premise - CONFIDENTIAL

24

OBERON SECURITIES

DRAFT

Comparable Precedent Transaction Analysis

Comparable Transactions: Fiber and Cable
(in millions)

Date	Target	Target Description	Buyer	Enterprise Value	Enterprise Value / LTM Revenue	Enterprise Value / LTM EBITDA
2/26/13	Baja Broadband[1]	Triple play in Colorado, New Mexico, Texas and Utah	TDS	$268	3.2x	10.7x
2/7/13	Bresnan Broadband Holdings	Cable television systems in Colorado, Wyoming, Montana, and Utah	Charter Communications	1,625	3.2x	10.0x
7/18/12	Cequel Communications	Cable broadband for residential and commercial customers	BC Partners	6,579	3.3x	8.7x
4/18/12	Knology, Inc.	Fiber triple play in southeast and midwest	WOW! Internet, Cable and Phone	1,496	2.9x	8.5x
3/19/12	AboveNet, Inc.	Fiber / cable to enterprise and government entities	Zayo Group Inc.	2,215	4.7x	11.6x
10/7/11	360networks	Communication services primarily in midwest and south	Zayo Group Inc.	345	NA	10.0x
9/21/11	Alpheus Communications	Telecommunications and data center services primarily in Texas	First Communications Inc	175	NA	8.0x
2/22/11	Cobridge Communications, LLC[2]	Cable tel triple play in Missouri, Oklahoma, Louisiana and Texas	Knology, Inc.	30	2.0x	5.5x
8/26/10	Fibertech Networks, LLC	Builds and operates fiber optic networks	Court Square Capital Partners	500	NA	10.3x
8/17/10	Q-Comm Corporation	Operates a fiber optic network	Windstream Corporation	779	NA	8.4x
			Min	**$30**	**2.0x**	**5.5x**
			Max	**6,579**	**4.7x**	**11.6x**
			Mean[3]	**197**	**3.0x**	**8.8x**
			Median	**640**	**3.2x**	**9.4x**

Source: Capital IQ.
(1) EBITDA based on analyst estimates.
(2) Certain cable and broadband operations in Georgia and Alabama.
(3) Harmonic mean.

Project Premise - CONFIDENTIAL

25

OBERON SECURITIES

DRAFT

Comparable Precedent Transaction Analysis

Comparable Transactions: Integrated Telecom
(in millions)

Date	Target	Target Description	Buyer	Enterprise Value	Enterprise Value / LTM Revenue	Enterprise Value / LTM EBITDA
11/28/12	FairPoint Communications, Inc[(1)]	Cable services in rural and small urban markets in New England	Blackfoot Telecommunications	$30	3.8x	6.0x
2/6/12	SureWest Communications	Triple play in Kansas City and Sacramento	Consolidated Communications	560	2.3x	6.5x
12/6/11	IdeaOne Telecom	Cable / Fiber triple play in North Dakota	HickoryTech	28	2.4x	6.9x
8/1/11	Paetec Holding Corporation	Integrated broadband communications services	Windstream Corporation	2,254	1.2x	7.2x
4/11/11	Global Crossing	Data and voice services to enterprises, carriers and ISPs	Level 3 Communications	2,650	1.0x	6.6x
1/12/11	XO Holdings, Inc.	Telecommunications services provider	ACF Industries Holding Corp.	1,171	0.8x	5.9x
12/20/10	One Communications	Triple play and managed services	EarthLink Inc.	370	0.6x	4.7x
10/1/10	ITC DeltaCom Inc.	Integrated communication services to businesses and enterprises	EarthLink Inc.	491	1.1x	5.8x
9/13/10	Cavalier Telephone	Competitive local exchange carrier	PAETEC Holding Corp.	460	1.1x	6.8x
7/20/10	Mountaineer Telecommunications	Integrated communications provider	nTelos Inc.	163	2.1x	6.5x
4/22/10	Qwest Communications	Telecommunications network	CenturyLink, Inc.	22,151	2.0x	5.4x
			Min	**$28**	**0.6x**	**4.7x**
			Max	**22,151**	**3.8x**	**7.2x**
			Mean[(2)]	**129**	**1.2x**	**6.1x**
			Median	**491**	**1.2x**	**6.5x**

Source: Capital IQ.
(1) Represents the sale of Fairpoint Idaho-based operations.
(2) Harmonic mean.

Project Premise - CONFIDENTIAL

26

OBERON SECURITIES

Comparable Precedent Transactions Analysis DRAFT Enterprise Value/LTM EBITDA Premise $2.00 Transaction Price: 11.7x Median 6.5x Integrated Telecom Services 4.7x 7.2x Median 9.4x Fiber and Cable 5.5x 11.6x 2.0x 3.0x 4.0x 5.0x 6.0x 7.0x 8.0x 9.0x 10.0x 11.0x 12.0x Project Premise - CONFIDENTIAL 27

Discounted Cash Flow Methodology ▪ Based on management’s for a 5-year period through fiscal year 2018projections ▪ Assumes a 20% probability for 2 new smart build projects and a potential new RUS project Projections Utilized ▪ Assumes 75% of planned cost savings will be achieved during the projection period ▪ Assumes that $22.9 million of NOLs as of 6/30/13 will be fully utilized by the end of 2016 ▪ Annual after-tax unlevered free cash flows for the fiscal years 2014 2018 were valued using discount rates ranging from 9% 13% Discount Rate ▪ Discount rates used were based on CAPM using beta derived from publicly traded comparable companies in the Cable and Fiber and Integrated Telecom Services sectors and reflect the standalone WACC for the Company and the ranges of WACC of selected comparable companies Terminal Value ▪ Terminal value was calculated assuming 2018 EBITDA multiples of 5.0x 9.0x Project Premise - CONFIDENTIAL 28

Discounted Cash Flow Analysis

DRAFT

($ in thousands)

	Projected FYE December 31,				
	2014	2015	2016	2017	2018
Free Cash Flow					
Adjusted EBITDA [1]	$19,494	$23,839	$26,124	$27,042	$26,884
Less: Depreciation and amortization	(7,432)	(7,946)	(8,314)	(2,170)	(2,210)
Operating income	12,062	15,893	17,810	24,872	24,674
NOL carryforward utilized [2]	5,769	10,151	6,646	0	0
Taxes paid 35%	(2,203)	(2,010)	(3,907)	(8,705)	(8,636)
Earnings before interest after taxes	9,859	13,883	13,902	16,167	16,038
Plus: Depreciation and amortization	7,432	7,946	8,314	2,170	2,210
Less: Capital expenditures	(10,543)	(7,687)	(5,051)	(4,359)	(2,637)
Change in working capital	(625)	(525)	(490)	(106)	(308)
Free cash flow	6,123	13,617	16,676	13,872	15,303

EBITDA Multiple		Discount Rate				
		9.0%	10.0%	11.0%	12.0%	13.0%
5.0x	PV of cash flows	$51,919	$50,685	$49,498	$48,355	$47,255
	PV of terminal value	87,363	83,463	79,771	76,272	72,957
	Total enterprise value	139,281	134,148	129,268	124,628	120,212
6.0x	PV of cash flows	51,919	50,685	49,498	48,355	47,255
	PV of terminal value	104,835	100,156	95,725	91,527	87,548
	Total enterprise value	156,754	150,840	145,222	139,882	134,803
7.0x	PV of cash flows	51,919	50,685	49,498	48,355	47,255
	PV of terminal value	122,308	116,848	111,679	106,781	102,139
	Total enterprise value	174,226	167,533	161,177	155,137	149,395
8.0x	PV of cash flows	51,919	50,685	49,498	48,355	47,255
	PV of terminal value	139,780	133,541	127,633	122,036	116,731
	Total enterprise value	191,699	184,226	177,131	170,391	163,986
9.0x	PV of cash flows	51,919	50,685	49,498	48,355	47,255
	PV of terminal value	157,253	150,234	143,587	137,290	131,322
	Total enterprise value	209,171	200,918	193,085	185,646	178,577

Source: Premise management forecast.
Note: Calculated using mid-year convention and assumes transaction closes on December 31, 2013.
(1) EBITDA adjusted for planned cost savings, per Premise management. Assumes 75% of plan will be achieved.
(2) Assumes $22.9 million of NOLs as of 6/30/13 will be fully utilized by the end of 2016, per Premise management.

Project Premise - CONFIDENTIAL

29

OBERON SECURITIES

Discounted Cash Flow Analysis ($ in thousands, except per share data) Implied Total Enterprise Value EBITDA Discount Rate Mutliple 9.0% 10.0% 11.0% 12.0% 13.0% 5.0x $139,281 $134,148 $129,268 $124,628 $120,212 6.0x 156,754 150,840 145,222 139,882 134,803 7.0x 174,226 167,533 161,177 155,137 149,395 8.0x 191,699 184,226 177,131 170,391 163,986 9.0x 209,171 200,918 193,085 185,646 178,577 Implied Total Equity Value (1) EBITDA Discount Rate Mutliple 9.0% 10.0% 11.0% 12.0% 13.0% 5.0x $72,571 $67,437 $62,558 $57,917 $53,501 6.0x 90,043 84,130 78,512 73,172 68,093 7.0x 107,516 100,822 94,466 88,426 82,684 8.0x 124,988 117,515 110,420 103,681 97,276 9.0x 142,461 134,208 126,374 118,935 111,867 Implied Equity Value per Share (2) EBITDA Discount Rate Mutliple 9.0% 10.0% 11.0% 12.0% 13.0% 5.0x $1.61 $1.49 $1.39 $1.28 $1.19 6.0x $2.00 $1.86 $1.74 $1.62 $1.51 7.0x $2.38 $2.23 $2.09 $1.96 $1.83 8.0x $2.77 $2.60 $2.45 $2.30 $2.16 9.0x $3.16 $2.97 $2.80 $2.64 $2.48 (1) Based on $66.7 million of estimated net debt of as of 12/31/2013. (2) Based on 45.116 million fully diluted shares, calculated using treasury method based on $2.00 per share. Project Premise - CONFIDENTIAL 30

Appendix Project Premise - CONFIDENTIAL 31

DRAFT

Weighted Average Cost of Capital Calculation

($ in thousands)

Company	Levered Beta[1]	Market Value of Equity[2]	Total Debt & Pref Share	Leverage Ratios D/E	Leverage Ratios D/(D+E)	Unlevered Beta[3]	Adj. Levered Beta[4]
Fiber and Cable							
Comcast Corporation	0.99	$118,336	$46,649	39%	28%	0.79	1.29
Time Warner Cable Inc.	0.81	$33,422	$26,737	80%	44%	0.53	0.86
Charter Communications, Inc.	0.66	$14,133	$12,841	91%	48%	0.41	0.67
Cablevision Systems Corporation	1.22	$4,351	$10,185	234%	70%	0.48	0.75
TW Telecom Inc.	0.80	$4,489	$1,646	37%	27%	0.64	1.00
Lumos Networks Corp.	0.59	$437	$382	88%	47%	0.38	0.59
Fiber and Cable Mean	0.84	$29,195	$16,407	95%	44%	0.54	0.86
Fiber and Cable Median	0.80	$9,311	$11,513	84%	46%	0.51	0.80
Premise	1.29	$65	$76	117%	54%	0.73	1.19
Integrated Telecom Services							
CenturyLink, Inc.	0.70	$19,954	$20,585	103%	51%	0.42	1.00
Windstream Holdings, Inc.	1.04	$5,039	$9,026	179%	64%	0.48	1.15
Frontier Communications Corporation	0.89	$4,310	$8,159	189%	65%	0.40	1.00
Cincinnati Bell Inc.	1.11	$564	$2,320	411%	80%	0.30	0.51
Consolidated Communications Holdings Inc.	0.84	$718	$1,227	171%	63%	0.40	1.13
General Communication Inc.	1.31	$366	$976	267%	73%	0.48	0.95
Fairpoint Communications, Inc.	0.88	$255	$923	362%	78%	0.26	0.64
Alaska Communications Systems Group Inc.	0.95	$122	$534	439%	81%	0.25	0.66
Hickory Tech Corp.	0.97	$154	$149	96%	49%	0.59	1.40
LICT Corporation	0.55	$62	$74	120%	55%	0.31	0.74
New ULM Telecom Inc.	0.46	$33	$44	132%	57%	0.25	0.61
Integrated Telecom Services Mean	0.88	$2,871	$4,001	225%	65%	0.38	0.91
Integrated Telecom Services Median	0.89	$366	$976	179%	64%	0.40	0.95
Premise	1.29	$65	$76	117%	54%	0.73	1.81

(1) 2-year historical weekly unadjusted beta provided by Capital IQ as of 10/11/13, adjusted by applying the formula employed by Bloomberg to derive adjusted beta = (2/3 x beta) + (1/3x 1.0).
(2) Based on current shares outstanding.
(3) Unlevered beta = Levered beta / {1+ [(D/E)*(1-T)]}.
(4) Levered beta = Unlevered beta * {1 + [(D/E)*(1-T)]}.

Project Premise - CONFIDENTIAL

32

OBERON SECURITIES

Weighted Average Cost of Capital Calculation (cont.) Weighted Average Cost of Capital Using Industry Average Unlevered Beta and Capital Structure Fiber and Cable Integrated Telecom Services Industry Premise Industry Premise Beta Beta Beta Beta Cost of Equity Risk-Free Rate (Rf)1 3.43% 3.43% 3.43% 3.43% Levered Adjusted Beta (B)2 0.86 1.19 0.91 1.81 x Market Risk Premium (Rm-Rf)3 6.70% 6.70% 6.70% 6.70% Industry Risk Premium (Re) 5.75% 7.95% 6.10% 12.11% Small Cap Premium (Rs)4 6.03% 6.03% 6.03% 6.03% Cost of Equity Ke=Rf+Re+Rs 15.2% 17.4% 15.6% 21.6% Cost of Debt Pre-Tax Cost of Debt (pKd) 7.0% 7.0% 7.0% 7.0% Tax Rate (T) 35.0% 35.0% 35.0% 35.0% Cost of Debt Kd=(pKd*(1-T)) 4.6% 4.6% 4.6% 4.6% WACC Equity Weight (We) 55.0% 55.0% 40.0% 40.0% Debt Weight (Wd) 45.0% 45.0% 60.0% 60.0% Cost of Equity Component (Ke*We) 8.4% 9.6% 6.2% 8.6% Cost of Debt Component (Kd*Wd)) 2.0% 2.0% 2.7% 2.7% WACC((Ke*We)+(Kd*Wd)) 10.4% 11.6% 9.0% 11.4% (1) Based on 20-Year Treasury Note as of 10/11/13. (2) Based on industry average leverage ratio. (3) Source: Ibbotson Associates 2013 Yearbook; large company equity premiums less the risk-free rate. (4) Source: Ibbotson Associates 2013 Yearbook; 10th decile size premium. Project Premise - CONFIDENTIAL 33

Weighted Average Cost of Capital Sensitivity Analysis

DRAFT

Small Cap Premium	Fiber and Cable Industry				Integrated Telecom Services Industry			
	Debt Capitalization	Pre-Tax Cost of Debt 6.0%	7.0%	8.0%	Debt Capitalization	Pre-Tax Cost of Debt 6.0%	7.0%	8.0%
3.81%[(1)]	30%	8.3%	8.5%	8.7%	30%	6.5%	6.7%	6.9%
	40%	8.7%	9.0%	9.2%	40%	6.9%	7.2%	7.4%
	50%	9.1%	9.4%	9.7%	50%	7.3%	7.6%	7.9%
	60%	9.5%	9.9%	10.3%	60%	7.7%	8.1%	8.5%
	70%	9.9%	10.3%	10.8%	70%	8.1%	8.5%	9.0%
6.03%[(2)]	30%	9.5%	9.7%	9.9%	30%	7.4%	7.6%	7.8%
	40%	9.9%	10.2%	10.4%	40%	7.8%	8.0%	8.3%
	50%	10.3%	10.6%	11.0%	50%	8.2%	8.5%	8.8%
	60%	10.7%	11.1%	11.5%	60%	8.6%	9.0%	9.3%
	70%	11.1%	11.6%	12.0%	70%	9.0%	9.4%	9.9%
9.74%[(3)]	30%	11.6%	11.8%	12.0%	30%	8.9%	9.1%	9.3%
	40%	12.0%	12.2%	12.5%	40%	9.3%	9.5%	9.8%
	50%	12.4%	12.7%	13.0%	50%	9.7%	10.0%	10.3%
	60%	12.7%	13.1%	13.5%	60%	10.0%	10.4%	10.8%
	70%	13.1%	13.6%	14.0%	70%	10.4%	10.9%	11.3%

Note: WACCs calculated using the range of industry average capital structure and cost of debt applied to Premise's unlevered betas of 1.19 using Fiber & Cable metrics and 1.81 using ITS metrics produce WACCs that range from 8.9%-12.0% at 3.81% risk premium, 9.8%-13.2% at 6.03% risk premium, and 11.3%-15.3% at 9.74 risk premium

(1) Ibbotson Associates 2013 Yearbook; Micro-Cap (deciles 9-10) equity risk size premium, reflecting market capitalization of $1.14 million - $514.21 million.
(2) Ibbotson Associates 2013 Yearbook; decile 10 equity risk size premium, reflecting market capitalization of $1.14 million - $253.77 million.
(3) Ibbotson Associates 2013 Yearbook; decile 10b decile equity risk size premium, reflecting market capitalization of $1.14 million - $165.60 million.

Project Premise - CONFIDENTIAL

34

OBERON SECURITIES

DRAFT NOL Present Value Analysis NOL Present Value Calculation Projected FYE December 31, 2014 2015 2016 2017 2018 NOL utilized (1) $5,769 10,151 $6,646 $0 $0 Tax rate 35% 35% 35% 35% 35% Tax shield $2,019 $3,553 $2,326 $0 $0 Discount Rate 9.00% 10.00% 11.00% 12.00% 13.00% PV of tax shields $7,246 $7,180 $7,115 $7,052 $6,989 PV of tax shields per share (2) $0.16 $0.16 $0.16 $0.16 $0.15 Note: Calculated using mid-year convention and assumes transaction closes on December 31, 2013. (1) Assumes $22.9 million of NOLs as of 6/30/13 will be fully utilized by the end of 2016, per Premise management. (2) Based on 45.116 million fully diluted shares, calculated using treasury method based on $2.00 per share. Project Premise - CONFIDENTIAL 35